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                                                                      EXHIBIT 5



                     [BASS, BERRY & SIMS PLC LETTERHEAD]

                                 June 6, 1997


American Retirement Corporation
111 Westwood Place, Suite 402
Brentwood, Tennessee 37027

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:


     We have acted as your counsel in prepartion of a Registration Statement on Form S-8 (the "Registration Statement") relating to the American Retirement Corporation 1997 Stock Incentive Plan and Employee Stock Purchase Plan (the "Plans") filed by you with the Securities and Exchange Commission covering 1,390,625 shares (the "Shares") of common stock, par value $.01 per share, issuable pursuant to the Plans.

     In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.



                              Very truly yours,



                              /s/ Bass, Berry & Sims PLC
                              --------------------------
                              Bass, Berry, Sims PLC